Exhibit 99.3

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
636.940.6000

Scott Hardin, Director of Communications Arkansas Economic Development Commission 501-682-7306, shardin@arkansasedc.com

FOR RELEASE:	July 29, 2015

American Railcar Industries, Inc. expands its Marmaduke tank railcar manufacturing facility
Company will add up to 75 employees and invest $10.5 million

MARMADUKE, Arkansas (July 29, 2015) - American Railcar Industries, Inc. (ARI or the Company), a leading North American designer and manufacturer of hopper and tank railcars, provided further details regarding its project to enhance its tank railcar manufacturing facility in Marmaduke, Arkansas (Greene County). As part of the expansion, the Company will invest $10.5 million in buildings and equipment and expects to hire up to 75 new full-time employees.
The expansion will allow ARI to retrofit tank railcars to meet stricter safety standards imposed by the final regulations related to tank railcars in flammable service released by the United States and Canada earlier this year.
Jeff Hollister, President and CEO of ARI, commented, “Our strong team of employees at our Marmaduke facility, as well as all of our facilities, continue to support the success of our business. The capital invested in our Marmaduke facility will serve to further diversify our business to meet current and anticipated demand for retrofits, tank certifications and railcar maintenance, while also providing additional flexibility for our new tank railcar production.”
“ARI has a long, successful history in Northeast Arkansas,” said Governor Asa Hutchinson. “The Company is making another significant investment that will bring competitive manufacturing jobs for the local workforce. Many Arkansas families will experience a better quality of life due to ARI's decision to expand this facility.”
In addition to its presence in Marmaduke, ARI opened a hopper railcar assembly factory in Paragould, Arkansas in 1995, the first major railcar assembly plant in their manufacturing network. The Marmaduke facility opened in 1999.
“ARI has been and continues to be a tremendous asset to Marmaduke,” said Mayor Steve Dixon. “This investment shows continued confidence in our community and we as the leaders here, appreciate that vote of approval. We look forward to the continued growth of ARI in northeast Arkansas.”
About American Railcar Industries, Inc.
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.
Forward Looking Statement Disclaimer
This press release contains statements relating to expected and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements made by the Company represent the Company's estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding expansion of the Company's Marmaduke facility and hiring expectations at the Marmaduke facility, as well as expectations about the amount of the Company's investment. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company's forward-looking statements. Potential risks and uncertainties include, among other things: risks relating to the Company's compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail released earlier this year; the Company's prospects in light of the cyclical nature of ARI's business; the health of and prospects for the overall railcar industry; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of ARI's railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company's ability to manage overhead and variations in production rates; the Company's ability to recruit, retain and train adequate numbers of qualified personnel; ARI's reliance upon a small number of customers that represent a large percentage of revenues and backlog; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; fluctuations in the costs of material and labor related to construction projects; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI's relationship with Mr. Carl Icahn, ARI's principal beneficial stockholder, through Icahn Enterprises L.P, and certain of his affiliates; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the sufficiency of ARI's liquidity and capital resources, including long-term capital needs to further support the growth of our lease fleet; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company's on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI's railcar backlog into revenues; the risks associated with the Company's current joint ventures and anticipated capital needs of, and production at the Company's joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems and ongoing management of the Company's new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company's financing arrangements; and the additional risk factors described in ARI's filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.